News Release Q1
--------------------------------------------------------------------------------

     [Quaker Logo]    The Quaker Oats Company

                              Further Information:
     Quaker Tower                  Media Contact:                Investor Contact:
     P.O. Box 049001               Mark Dollins, Director        Margaret M. Eichman, V.P.
     Chicago, IL  60604-9001       Corp. Comm.                   Investor Relations & Corp. Affairs
                                   (312) 222-7399                (312) 222-7818

      QUAKER REPORTS EARNINGS PER SHARE OF $0.80 FOR FIRST QUARTER, BEFORE UNUSUAL ITEMS, A 4 PERCENT INCREASE

      For Immediate Release

            CHICAGO, April 19, 2001 - The Quaker Oats Company (NYSE:OAT) today reported earnings per share of $0.80 for its first quarter ended March 31, 2001, excluding unusual items. This compares to $0.77 per share, on the same basis, in the first quarter of 2000, an increase of 4 percent.

            Including unusual items in both years, first-quarter earnings were $0.78 per share in 2001, versus one-cent per share in 2000. Unusual items for this year include two cents per share, or $2.4 million, in after-tax restructuring charges. Last year, the Company recorded a net charge of $0.76 per share, related to restructuring actions. (See section entitled "Unusual Items" for details.)

            Robert S. Morrison, chairman, president and chief executive officer, said, "Earnings for the quarter came in slightly better than our original expectations. We're pleased with the increase in earnings, given that we were comparing against a very strong base period." He noted that first-quarter earnings grew 51 percent and 42 percent in 2000 and 1999, respectively.

            "We're also pleased with revenue growth of 5 percent, led by double-digit growth for beverages, hot cereals and grain-based snacks," Morrison said. "Importantly, category shares for many of our key U.S. brands rose, including Gatorade thirst quencher, Quaker oatmeal, Quaker Chewy granola bars and rice snacks, Aunt Jemima products and Pasta Roni."

         TOTAL COMPANY

            Operating income for the quarter was $196.5 million, versus $189.3 million in the first quarter of 2000, an increase of 4 percent. Sales in the quarter were $1.23 billion, versus $1.17 billion in the year-ago quarter, an increase of 5 percent. Excluding the impact of changes in foreign currency exchange rates, sales would have increased 6 percent.

            Total Company volume, as measured in pounds, increased 4 percent in the quarter versus the prior year. Worldwide Beverages reported a 6 percent increase, while the Company's Foods business grew 1 percent.

            TOTAL FOODS

            Operating income for worldwide Foods was $142.0 million, versus $154.0 million in the year-ago quarter. The 8 percent decrease primarily is tied to higher supply chain costs in the quarter. These higher costs reflect temporary transition costs associated with the reconfiguration of Quaker's North American operations. The Company is transitioning from a five-plant cereals manufacturing configuration to a three-plant system. As the transition is completed in the second half of 2001, costs are expected to decrease. The operating income also was affected by a planned increase in marketing spending in the first quarter to support new products. Total Foods sales in the quarter were $784.2 million, versus $773.2 million in the year-ago quarter, an increase of 1 percent.

            Foods: U.S. and Canada

            Operating income for U.S. and Canadian Foods was $129.0 million, versus $140.2 million in the year-ago quarter, a decrease of 8 percent. First-quarter sales were $638.7 million, versus $632.8 million last year, a 1 percent increase.

            Volume for the Foods portfolio increased 1 percent in the first quarter. Within the U.S. and Canadian Foods business, hot cereals increased 9 percent, grain-based snacks increased 9 percent, mixes and syrups increased 9 percent, and flavored rice and pasta increased 3 percent. Cold cereals volume declined 8 percent as promotional spending was moderated.

            "Our Foods business is off to a good start," noted Morrison. "Quaker oatmeal had a tremendous winter season, as our new, portable Quaker Instant Oatmeal Express and adult flavors--Cinnamon Roll and Honey Nut--proved to be hits with consumers. On the snacks side of the business, our product innovations continued to ride the wave of the eat-on-the-go trend, as we introduced new items, such as Baby Ruth(R) Chewy granola bars, Apple Crisp Quaker Fruit & Oatmeal bars and two new flavors of our Gatorade energy bar."

      Foods: Latin America, Europe and Asia/Pacific
      ----------------------------------------------

            Operating income from Quaker's international foods businesses was $13.0 million, versus $13.8 million in the year-ago quarter, a decrease of 6 percent, reflecting the Company's increased marketing investments to support its brands in Latin America. Total sales in the international foods businesses were $145.5 million, versus $140.4 million in the year-ago quarter, an increase of 4 percent. Excluding the impact of foreign exchange, international foods sales would have increased 12 percent.

            Volume for the Latin American foods business was even with the prior year. Volume for European foods rose a strong 14 percent, led by growth in cereals and rice snacks. Volume for Asia/Pacific foods increased 2 percent.

                                   - more -

                                      - 3 -

      TOTAL BEVERAGES

            Worldwide Beverages operating income was $54.5 million, versus $35.3 million in the year-ago quarter, a 54 percent increase. Operating margins for worldwide Beverages expanded to 12.3 percent from 8.8 percent in the year-ago quarter.

            U.S. and Canadian Beverages operating income was $46.9 million, versus $34.8 million in the year-ago quarter, an increase of 35 percent. This growth was achieved despite a 9 percent increase in marketing spending, primarily related to new product and packaging offerings. Outside the U.S. and Canada, Gatorade operating income was $7.6 million compared to $500,000 in the first quarter of last year, reflecting solid growth in Latin America.

            Sales for worldwide Beverages were $442.4 million, versus $398.9 million for the year-ago quarter, an increase of 11 percent. U.S. and Canadian sales were $353.8 million, versus $318.9 million for the year-ago quarter, an increase of 11 percent. Sales in Latin America grew 14 percent in the quarter, while combined sales in Europe and the Asia/Pacific region were 2 percent below the first quarter a year ago, due to less favorable foreign exchange rates in Europe. Gatorade volume increased in each region--Latin America, Europe and Asia/Pacific.

            "Despite difficult year-ago comparisons in North America --including 19 percent sales growth in the first quarter of 2000--Gatorade again delivered strong financial results," said Morrison. "We consider the first quarter the `off-season' for Gatorade, yet we maintained the solid momentum we experienced throughout 2000. Once again, Gatorade proved itself to be a simply remarkable brand. Product innovation is a key reason. This year, we are building on its consumer appeal with new flavors--Passion Fruit, Starfruit and High Tide Gatorade Frost."

            UNUSUAL ITEMS

            Unusual items in the first quarter of 2001 totaled $4.0 million pretax ($2.4 million after tax), or two cents per share. This net charge included $4.8 million pretax restructuring primarily related to the Company's North American supply chain reconfiguration ($2.9 million after tax), or two cents per share; and $800,000 in pretax income from an adjustment to prior-period restructuring reserves ($500,000 after tax).

            During the first quarter of 2000, Quaker recorded unusual charges totaling $173.7 million pretax ($104.2 million after tax), or $0.76 per share, primarily related to a major reconfiguration of the Company's North American Foods supply chain. These charges included $56.8 million of pretax restructuring charges ($34.1 million after tax), or $0.25 per share, and a $120.1 million pretax asset impairment loss ($72.1 million after tax), or $0.53 per share. Partially offsetting these expenses, in the first quarter of 2000, the Company adjusted its prior-period restructuring reserves, resulting in pretax income of $3.2 million ($2.0 million after tax), or two cents per share.

                                    -more-

                                     - 4 -

            FINANCING AND OTHER

            Net financing costs (net interest expense and foreign exchange losses) were $14.4 million in the quarter, compared to $15.7 million in 2000. Net foreign exchange losses declined $2.7 million. Net interest expense increased $1.4 million. Excluding unusual items, the Company's effective tax rate in the first quarter was 36.0 percent compared to 36.1 percent in the first quarter of 2000.

            The average number of common shares outstanding was 132.0 million, compared to 131.4 million a year ago. The number of shares used to calculate diluted earnings per share for the three months ended March 31 was 138.8 million for 2001 and 136.3 million for 2000.

            OUTLOOK

            The Company expects its merger with PepsiCo, Inc. to be completed by the end of the second quarter of 2001, subject to PepsiCo and Quaker shareholder approvals, U.S. Federal Trade Commission and other regulatory approvals, and other customary conditions to closing.

            For 2001, the Company's financial outlook --as an independent company-- is unchanged from previous guidance. For the full year, the Company expects to deliver mid-single-digit sales growth, high-single-digit operating income growth and low-double-digit earnings-per-share growth. The Company intends to continue its strategy of using cost-savings to help fund brand-building activities.

            For the second quarter, the Company expects to achieve mid-single-digit sales and operating income growth, which would drive mid-to-high single-digit growth in earnings per share. The Company expects to deliver strong, double-digit earnings-per-share growth in the second half of the year.

            CONFERENCE CALL:

            At 10:30 a.m. (CT) today, management will host a conference call with investors to discuss first-quarter results and the Company's current outlook for 2001. The live presentation is accessible through Quaker's Internet site at www.quakeroats.com . The audio Webcast will be archived on the site. To listen to the Webcast, Web users will need a computer with a sound card and speakers, as well as Real Audio software--which can be downloaded through www.real.com .

            The Quaker Oats Company is an international marketer of foods and beverages. Its major brands include: Gatorade thirst quencher; Quaker cereals and grain-based snacks; Rice-A-Roni, Pasta Roni and Near East side dishes; and Aunt Jemima mixes and syrup.

            Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made in this document. The Company's results may differ materially from those suggested by the forward-looking statements for a variety of reasons, including actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs, including cost reduction projects; changes in market prices or rates; fluctuations in the cost and availability of supply chain resources; foreign economic conditions, including currency rate fluctuations; weather; and the ability of the Company to effect manufacturing, distribution and outsourcing initiatives and plant consolidations. Additional expenditures and cash dividends may be affected by the amount of cash flow from operating activities. These factors are more fully described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statement in this document concerning the Company's proposed merger with PepsiCo, Inc., is subject to a number of factors, including: the inability to obtain, or meet conditions imposed for, regulatory or governmental approval; customary closing conditions; and failure of the Company's or PepsiCo's shareholders to approve the merger and related matters.

                                     # # #

         The Quaker Oats Company press releases are available on the Company's Internet web site: www.quakeroats.com .
                                      ------------------

                    THE QUAKER OATS COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                       AND REINVESTED EARNINGS (UNAUDITED)


                                                 Dollars in Millions (Except Per Share Data)
--------------------------------------------------------------------------------------------
                                                            Three Months Ended
                                                                 March 31,
                                                       2001                       2000
--------------------------------------------------------------------------------------------
Net Sales                                         $   1,226.6                 $  1,172.1
Cost of goods sold                                      549.6                      522.9
--------------------------------------------------------------------------------------------
Gross profit                                            677.0                      649.2
--------------------------------------------------------------------------------------------
Selling, general and administrative expenses            487.7                      467.6
Restructuring charges and asset impairments (a)           4.0                      173.7
Interest expense                                         14.8                       13.9
Interest income                                          (1.3)                      (1.8)
Foreign exchange loss -- net                              0.9                        3.6
--------------------------------------------------------------------------------------------
Income (loss) before income taxes                       170.9                       (7.8)
Provision (benefit) for income taxes                     61.4                       (9.6)
--------------------------------------------------------------------------------------------
Net Income                                        $     109.5                 $      1.8
Preferred dividends -- net of tax                         1.1                        1.1
--------------------------------------------------------------------------------------------
Net Income Available for Common                   $     108.4                 $      0.7
--------------------------------------------------------------------------------------------
Per Common Share:
       Net Income -- basic                        $       0.82                $      0.01
       Income before unusual charges -- diluted   $       0.80                $      0.77
       Unusual charges -- diluted (a)                    (0.02)                     (0.76)
       Net Income -- diluted (b)                  $       0.78                $      0.01
       Dividends declared                         $       0.285               $      0.285
--------------------------------------------------------------------------------------------
Average Number of Common Shares Outstanding
       (in thousands)                               131,952                    131,388
--------------------------------------------------------------------------------------------
Reinvested Earnings:
       Balance -- beginning of period             $   1,061.7                 $    854.6
       Net income                                       109.5                        1.8
       Dividends                                        (38.7)                     (38.3)
       Balance -- end of period                   $   1,132.5                 $    818.1

(a) 2001 includes restructuring charges of $4.8 million pretax ($2.9 million after tax), or $0.02 per share, and income to reduce prior restructuring reserves of $0.8 million pretax ($0.5 million after tax), not material per share. 2000 includes restructuring charges of $56.8 million pretax ($34.1 million after tax), or $0.25 per share; income to reduce prior restructuring reserves of $3.2 million pretax ($2.0 million after tax), or $0.02 per share; and asset impairment losses of $120.1 million pretax ($72.1 million after tax), or $0.53 per share, related to the supply chain reconfiguration project.

(b) 2001 adjustments to income and shares for the calculation of diluted EPS were approximately $0.5 million and 6.8 million shares, respectively. 2000 adjustments to income and shares for the calculation of diluted EPS were approximately $0.5 million and 4.9 million shares, respectively.

                    THE QUAKER OATS COMPANY AND SUBSIDIARIES
                      THREE MONTHS NET SALES AND OPERATING
                      INCOME (LOSS) BY SEGMENT (UNAUDITED)


                                                                                     Dollars in Millions
--------------------------------------------------------------------------------------------------------
                                           Net Sales                         Operating Income (Loss)
--------------------------------------------------------------------------------------------------------
                                      Three Months Ended      Percent     Three Months Ended   Percent
                                           March 31,         Inc (Dec)         March 31,      (Dec) Inc
--------------------------------------------------------------------------------------------------------
                                       2001        2000                   2001         2000
--------------------------------------------------------------------------------------------------------
Foods:
------

  U.S. and Canadian                 $   638.7   $   632.8      0.9%      $129.0       $140.2     (8.0%)
  Latin American                         87.3        87.4     (0.1%)        4.1          7.6    (46.1%)
  Other (a)                              58.2        53.0      9.8%         8.9          6.2     43.5%
--------------------------------------------------------------------------------------------------------
Total Foods                         $   784.2   $   773.2      1.4%      $142.0       $154.0     (7.8%)
--------------------------------------------------------------------------------------------------------
Beverages:
----------

  U.S. and Canadian                 $   353.8   $   318.9     10.9%      $ 46.9       $ 34.8     34.8%
  Latin American                         72.5        63.6     14.0%         9.5          3.1    206.5%
  Other (a)                              16.1        16.4     (1.8%)       (1.9)        (2.6)    N/M
--------------------------------------------------------------------------------------------------------
Total Beverages                     $   442.4   $   398.9     10.9%      $ 54.5       $ 35.3     54.4%
--------------------------------------------------------------------------------------------------------
Total Sales/Operating Income        $ 1,226.6   $ 1,172.1      4.6%      $196.5       $189.3      3.8%
--------------------------------------------------------------------------------------------------------
Less: Restructuring charges and asset impairments                           4.0        173.7
      General corporate expenses                                            7.2          7.7
      Interest expense -- net                                              13.5         12.1
      Foreign exchange loss -- net                                          0.9          3.6
--------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                        $170.9       $ (7.8)
========================================================================================================


(a) Other includes European and Asia/Pacific results.

N/M = Not Meaningful